Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD 2013 THIRD QUARTER RESULTS

• 2013 third quarter earnings per share were $1.21 compared with $.95 earned in the 2012 third quarter

• 2013 third quarter included a credit of $.08 per share from eliminating United’s three-year earnout contingent liability

• 2013 fourth quarter earnings per share guidance is $1.05 to $1.15 compared with $1.03 earned in the 2012 fourth quarter

• 2013 year earnings per share guidance revised to $4.37 to $4.47 compared with $3.73 earned in 2012

Houston, Texas (October 28, 2013) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings attributable to Kirby for the third quarter ended September 30, 2013 of $69.1 million, or $1.21 per share, compared with $53.1 million, or $.95 per share, for the 2012 third quarter.  Consolidated revenues for the 2013 third quarter were $551.1 million compared with $521.3 million reported for the 2012 third quarter.

Kirby’s 2013 third quarter results included a $7.9 million before taxes, or $.08 per share, credit reducing the fair value of the contingent earnout liability, thereby eliminating the remaining liability associated with the acquisition of United Holdings LLC in April 2011.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “For both our inland and coastal marine transportation markets, strong demand, high tank barge utilization levels and favorable pricing trends continued during the third quarter.  However, our land-based diesel engine services business continues to be very challenging.  The significant increase in pressure pumping horsepower during 2010, 2011 and early 2012, along with current low natural gas prices, resulted in a very weak market for our land-based diesel engine services sector.  However, there are signs that this cycle has bottomed and we anticipate an improved market sometime in 2014.”

Kirby reported net earnings attributable to Kirby for the 2013 first nine months of $188.8 million, or $3.32 per share, compared with $151.6 million, or $2.70 per share, for the first nine months of 2012.  Consolidated revenues for the 2013 first nine months were $1.67 billion compared with $1.60 billion for the first nine months of 2012.

Segment Results – Marine Transportation
Marine transportation revenues for the 2013 third quarter were $436.2 million compared with $349.8 million for the 2012 third quarter.  Operating income for the 2013 third quarter was $113.6 million compared with $81.7 million for the 2012 third quarter.

The inland marine transportation markets continued their strong performance with the petrochemical, black oil and refined products fleets consistently in the 90% to 95% utilization range, with favorable pricing trends.  During July, adverse operating conditions continued due to the Algiers Lock closure from structural damage that created heavy congestion and delays in the New Orleans area, and resulting congestion and delays at the Bayou Sorrels and Port Allen Locks.  With the reopening of the Algiers Lock in mid-July, traffic delays returned to normal levels by the end of the month.  During September, low water levels on the upper Mississippi River System lead to the light loading of tank barges destined for that area.

The coastal marine transportation markets also continued their strong performance with fleet utilization in the 90% range compared with the 75% to 80% range for the 2012 third quarter, leading to favorable short-term and long-term contract renewals and higher spot contract pricing.  The higher utilization resulted from increased demand for crude oil and gas condensate movements and continued success in expanding the coastal customer base to include inland’s major customers with coastal requirements. The third quarter also benefited from fewer shipyard days compared with previous quarters, as well as cost reductions from the sale in early August 2013 of the New York Harbor bunkering fleet that operated at a loss.

The marine transportation operating margin for the 2013 third quarter was 26.1% compared with 23.4% for the third quarter of 2012.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2013 third quarter were $114.9 million compared with $171.6 million for the 2012 third quarter.  Operating income for the 2013 third quarter was $9.1 million, including a $7.9 million credit to the contingent earnout liability, compared with operating income of $14.6 million for the 2012 third quarter.

The lower revenue and operating income primarily reflected a continuation of a weak land-based environment for the manufacturing of oil service equipment, including pressure pumping units, and lower sales and service of land-based engines, transmissions and parts.  The market for the remanufacturing of older pressure pumping units remained relatively stable.  The marine diesel engine services market benefited from major service projects for inland and coastal customers.  The power generation market benefited from generator set upgrades and parts sales for both domestic and international customers.

The diesel engine services operating margin was 7.9% for the 2013 third quarter, including the positive impact of the $7.9 million credit to the contingent earnout liability, compared with 8.5% for the 2012 third quarter.

Cash Generation
Cash flow remained strong during the 2013 first nine months, with EBITDA of $448.3 million compared with $370.4 million for the 2012 first nine months.  The cash flow was used in part to fund capital expenditures of $207.0 million, including $127.0 million for new inland tank barge and towboat construction and progress payments on the construction of two offshore dry-bulk barge and tug units completed during the 2013 second quarter, and $80.0 million primarily for upgrades to the existing inland and coastal fleets.  Total debt as of September 30, 2013 was $860.9 million and the debt-to-capitalization ratio was 31.0%, a significant decrease from total debt as of December 31, 2012 of $1.14 billion and debt-to-capitalization ratio of 39.9%.

Outlook
Commenting on the 2013 fourth quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings guidance for the 2013 fourth quarter is $1.05 to $1.15 per share compared 2012 fourth quarter earnings of $1.03 per share that included a $.09 per share credit to the United contingent earnout liability.  For the 2013 year, we raised and narrowed our guidance range to $4.37 to $4.47 per share compared with $3.73 for 2012.  This 2013 annual guidance range includes a cumulative $0.20 per share credit to the United contingent earnout liability. We anticipate continued strong demand across all inland marine transportation markets during the fourth quarter, utilization levels remaining in the 90% to 95% range and favorable pricing trends.  For our coastal marine transportation markets, we anticipate continued strong demand, 90% utilization levels and improving pricing trends.  Our fourth quarter guidance reflects the beginning of unfavorable winter weather conditions for both our inland and coastal transportation markets.  For our diesel engine services segment, we continue to believe we are at the bottom of the cycle in our land-based market and should begin to see some improvement sometime in 2014.  Our fourth quarter guidance assumes our diesel engine services marine and power generation markets will remain stable and our land-based market weak.”

Mr. Pyne continued, “Our 2013 capital spending guidance is currently in the $240 to $250 million range, including approximately $143 million for the construction of 68 inland tank barges, three inland towboats, and progress payments on the construction of two offshore articulated dry-bulk barge and tugboat units placed in service in the 2013 second quarter.  The balance of $97 to $107 million is primarily capital upgrades and improvements to existing inland and coastal marine equipment and facilities, and diesel engine services facilities.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time today, Monday, October 28, 2013, to discuss the 2013 third quarter performance as well as the outlook for the 2013 fourth quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 35892904.  An audio playback will be available at 1:00 p.m. central time on Monday, October 28, through 5:00 p.m. central time on Friday, November 29, 2013 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2012 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, refined petroleum products, black oil and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$436,181	$349,771	$1,278,567	$1,027,923
Diesel engine services	114,924	171,553	395,231	572,184
	551,105	521,324	1,673,798	1,600,107
Costs and expenses:
Costs of sales and operating expenses	344,396	344,990	1,083,257	1,075,265
Selling, general and administrative	43,241	44,473	128,335	140,772
Taxes, other than on income	3,714	3,455	12,589	11,276
Depreciation and amortization	41,640	35,729	122,907	107,400
Loss (gain) on disposition of assets	(223)	40	(728)	(1)
	432,768	428,687	1,346,360	1,334,712
Operating income	118,337	92,637	327,438	265,395
Other income (expense)	60	(56)	236	123
Interest expense	(6,694)	(6,056)	(21,901)	(17,797)
Earnings before taxes on income	111,703	86,525	305,773	247,721
Provision for taxes on income	(42,007)	(32,794)	(114,733)	(93,676)
Net earnings	69,696	53,731	191,040	154,045
Less: Net earnings attributable to noncontrolling interests	(573)	(676)	(2,246)	(2,495)

Net earnings attributable to Kirby	$69,123	$53,055	$188,794	$151,550

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.22	$.95	$3.33	$2.71
Diluted	$1.21	$.95	$3.32	$2.70
Common stock outstanding (in thousands):
Basic	56,375	55,445	56,329	55,416
Diluted	56,572	55,627	56,520	55,634

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$69,123	$53,055	$188,794	$151,550
Interest expense	6,694	6,056	21,901	17,797
Provision for taxes on income	42,007	32,794	114,733	93,676
Depreciation and amortization	41,640	35,729	122,907	107,400
	$159,464	$127,634	$448,335	$370,423

Capital expenditures	$38,872	$102,041	$207,047	$255,887

	September 30,
	2013	2012
	(unaudited, $ in thousands)
Long-term debt, including current portion	$860,930	$781,970
Total equity	$1,912,255	$1,620,711
Debt to capitalization ratio	31.0%	32.5%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)

Marine transportation revenues	$436,181	$349,771	$1,278,567	$1,027,923

Costs and expenses:
Costs of sales and operating expenses	253,093	208,165	771,654	622,038
Selling, general and administrative	28,132	24,759	83,547	78,164
Taxes, other than on income	3,341	2,992	11,179	9,877
Depreciation and amortization	37,968	32,160	111,724	95,929
	322,534	268,076	978,104	806,008

Operating income	$113,647	$81,695	$300,463	$221,915

Operating margins	26.1%	23.4%	23.5%	21.6%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)

Diesel engine services revenues	$114,924	$171,553	$395,231	$572,184

Costs and expenses:
Costs of sales and operating expenses	91,303	136,825	311,603	453,227
Selling, general and administrative	11,470	16,880	35,904	55,134
Taxes, other than income	352	453	1,361	1,365
Depreciation and amortization	2,722	2,792	8,332	9,183
	105,847	156,950	357,200	518,909

Operating income	$9,077	$14,603	$38,031	$53,275

Operating margins	7.9%	8.5%	9.6%	9.3%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2013	2012	2013	2012
	(unaudited, $ in thousands)

General corporate expenses	$4,610	$3,621	$11,784	$9,796

Loss (gain) on disposition of assets	$(223)	$40	$(728)	$(1)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2013	2012	2013	2012
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,904	2,791	8,885	9,267
Revenue/Ton Mile (cents/tm) (3)	9.9	9.8	9.7	8.7
Towboats operated (average) (4)	256	246	258	242
Delay Days (5) (5)	1,289	1,244	5,858	4,879
Average cost per gallon of fuel consumed	$3.11	$3.10	$3.20	$3.20

Barges (active):
Inland tank barges			855	853
Coastal tank barges			72	53
Offshore dry-cargo barges			8	4
Barrel capacities (in millions):
Inland tank barges			17.2	16.9
Coastal tank barges			6.0	3.7

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: Third quarter 2013 inland marine transportation revenues of $288,661,000 divided by 2,904,000,000 inland marine transportation ton miles = 9.9 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.